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                                                                 EXHIBIT 11.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three-month periods ended August 31, 1995 and 1994 were as follows (in thousands, except per share amounts):

                                                         Three Months
                                                       Ended August 31,
                                                       ----------------
                                                       1995       1994
                                                       ----       ----

Net income applicable to common and
  common equivalent shares.........................  $ 75,334   $ 61,142
                                                     --------   --------
                                                     --------   --------
Average shares of common stock outstanding.........    56,207     55,905
Common Equivalent Shares:
  Assumed exercise of outstanding
    dilutive options...............................     2,911      2,849
  Less shares repurchased from proceeds of
    assumed exercise of options....................    (2,430)    (2,140)
                                                     --------   --------
Average common and common equivalent shares........    56,688     56,614
                                                     --------   --------
                                                     --------   --------
Earnings per share.................................  $   1.33   $   1.08
                                                     --------   --------
                                                     --------   --------

     The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

     Fully diluted earnings per share are substantially the same as earnings per share.